Exhibit 10.1
GUESS?, Inc.

March 31, 2025
Dennis Secor
        Re:    Amendment of Employment Agreement
Dear Dennis,
    You are a party to an Executive Employment Agreement (the “Employment Agreement”) with Guess?, Inc. (the “Company”) dated August 18, 2024. The purpose of this letter agreement (this “Amendment”) is to amend the Employment Agreement as set forth below effective as of the date first set forth above. Capitalized terms used in this Amendment that are not otherwise defined in this Amendment are used as defined in the Employment Agreement.
•The Expiry Date under the Employment Agreement is hereby amended to be September 12, 2025.
•The period of time referred to as the First Seven Months under the Employment Agreement is hereby amended such that it shall end on the first to occur of (a) the end of the Employment Term, or (b) July 31, 2025.
•The period of time referred to as the CFO Period under the Employment Agreement is hereby amended such that it shall end on the first to occur of (a) the end of the First Seven Months, (b) the end of the day in June 2025 on which the Company files its Quarterly Report on Form 10-Q for the first quarter of its current fiscal year with the U.S. Securities and Exchange Commission, or (c) such earlier date as determined by the Board.
•In addition to the Retention Bonus provided for in Section 4(a) of the Employment Agreement, you will be entitled to the following two additional retention bonus opportunities:
oYou will be entitled to receive a retention bonus in the amount of $225,000 in the event you remain employed with the Company through June 13, 2025 (if earned, to be paid on or promptly after that date).
oYou will be entitled to receive an additional retention bonus in the amount of $50,000 in the event you remain employed with the Company through September 12, 2025.

In each case, and except as expressly provided in the next sentence, in no event shall you be considered to have earned either such bonus (or any portion thereof) if your employment with the Company ends before the applicable date set forth in the applicable retention bonus clause above. If, however, your employment ends in the circumstances provided in Section 8(a) or in Section 8(c) of the Employment Agreement, you will be entitled to payment of each such retention bonus (to the extent not otherwise paid or payable) to the same extent you are entitled to payment of your Retention Bonus in such circumstances and to be paid at the same time as provided for payment of any Retention Bonus in such circumstances. The Pro-Rata Fraction under the Employment Agreement
EXECUTIVE OFFICES · 1444 South Alameda Street, Los Angeles, CA 90021 · 213.765.3100

shall now be determined using (in the denominator of such fraction) the total number of calendar days that would occur in the Employment Term if it ended on the Expiry Date; provided, however, that (a) the Pro-Rata Fraction as to the $225,000 retention bonus provided for above shall be based on the portion of the period of time, commencing April 1, 2025 and ending with June 13, 2025, that you are actually employed with the Company, and (b) the Pro-Rata Fraction as to the $50,000 retention bonus provided for above shall be based on the portion of the period of time, commencing April 1, 2025 and ending with September 12, 2025, that you are actually employed with the Company.
•The Company will reimburse you for professional fees incurred by you in connection with the audit and reporting matters you have discussed with the Company, up to a maximum total reimbursement of $20,000. You agree to submit customary documentation of such expenses promptly, and the Company will make any required reimbursement payment to you not later than thirty (30) days after receiving the documentation of such expenses from you.
•To the extent that the Company requests your assistance pursuant to Section 11 of the Employment Agreement following the expiration or termination of the Employment Term, the Company shall pay you an hourly consulting rate of $1,000 for the time you spend performing such services for the Company. You agree to bill the Company in writing monthly (promptly and in all events within ten calendar days following the end of each applicable month) for such consulting services, with each invoice to include reasonable detail (as requested by the Company) regarding the support you provided to the Company and the time you spent in connection therewith. The Company will pay you the consulting fee due for a particular month within thirty (30) days following its receipt of the corresponding invoice from you as to that month. For clarity, your services pursuant to Section 11 of the Employment Agreement shall be as a consultant (not as an employee), and you will not be entitled to any other compensation or benefits from the Company with respect to such services except as expressly provided above in this paragraph or in Section 11 of the Employment Agreement.
•For clarity, the illustration of the potential severance payment included in Section 8(c)(iii) of the Employment Agreement was included based on the terms of the original Employment Agreement before giving effect to this Amendment, has not been updated for this Amendment, and if you are entitled to the severance payment provided for in Section 8(c)(ii) of the Employment Agreement the actual benefit will be calculated implementing this Amendment (i.e., giving effect to the amended Expiry Date as well as, to the extent applicable in the circumstances, the impact of the amended First Seven Months on your Base Salary).
Except as expressly set forth above, the Employment Agreement continues in effect in accordance with its terms.

LEGAL DEPARTMENT: (213) 765-5651 TEL (213) 744-7821 FAX
EXECUTIVE OFFICES: 1444 SOUTH ALAMEDA STREET, LOS ANGELES, CA 90021 TEL: 213.765.3100

This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. One or more counterparts of this Amendment may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.
No provision of this Amendment may be modified unless such modification is agreed to in writing and signed by you and by an authorized officer of the Company. This Amendment, together with the Employment Agreement and the Confidentiality Agreement, sets forth the entire agreement of the parties hereto in respect of the subject matters contained herein and therein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either party which are not expressly set forth in this Amendment, or in the Employment Agreement or the Confidentiality Agreement. The Confidentiality Agreement continues in effect in accordance with its terms. In addition, and notwithstanding the foregoing, as provided in Section 18 of the Employment Agreement the Company’s rights pursuant to any confidentiality, proprietary information, assignment of inventions or similar agreement also survive and continue in effect. Section 19 of the Employment Agreement (Section 409A) applies to this Amendment to the same extent as applicable to the Employment Agreement.
The validity, interpretation, construction and performance of this Amendment shall be governed exclusively by the laws of the State of California without regard to its conflicts of law principles.
The language used in this Amendment will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. Neither you nor the Company will be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Amendment.
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LEGAL DEPARTMENT: (213) 765-5651 TEL (213) 744-7821 FAX
EXECUTIVE OFFICES: 1444 SOUTH ALAMEDA STREET, LOS ANGELES, CA 90021 TEL: 213.765.3100

If this Amendment accurately reflects our agreement and understanding regarding these matters, please sign this agreement in the place indicated below.
GUESS?, INC.

/s/ Carlos Alberini
Name: Carlos Alberini

I DENNIS SECOR, agree, and acknowledge that I agree, to the terms of this Amendment. I further acknowledge and agree that the laws of the State of California will exclusively govern my employment relationship with Guess?, Inc. now and in the future. I confirm that I have had a reasonable opportunity to seek independent legal, financial, tax and accounting advice before signing this Amendment.

/s/ Dennis Secor
Dennis Secor

LEGAL DEPARTMENT: (213) 765-5651 TEL (213) 744-7821 FAX
EXECUTIVE OFFICES: 1444 SOUTH ALAMEDA STREET, LOS ANGELES, CA 90021 TEL: 213.765.3100